Contacts:	Rob Capps, Co-CEO Mitcham Industries, Inc. 936-291-2277
Jack Lascar / Jenny Zhou Dennard Lascar Associates 713-529-6600

MITCHAM INDUSTRIES REPORTS
FISCAL 2017 FIRST QUARTER RESULTS

HUNTSVILLE, TX – JUNE 8, 2015 – Mitcham Industries, Inc. (NASDAQ: MIND) (“the Company”) today announced financial results for its fiscal 2017 first quarter ended April 30, 2016.

Total revenues for the first quarter of fiscal 2017 were $11.7 million compared to $17.1 million in the first quarter of fiscal 2016. Revenues from the Equipment Manufacturing and Sales segment increased to $7.2 million in the first quarter compared to $5.7 million in the same period last year. Revenues from the Equipment Leasing segment were $4.5 million in the first quarter compared to $11.5 million in the same period last year. The Company reported a net loss of $6.4 million, or $(0.53) per share, in the first quarter of fiscal 2017 compared to a net loss of $0.2 million, or $(0.02) per share, in the first quarter of fiscal 2016.

Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, stock-based compensation, impairment of intangible assets and non-cash foreign exchange losses) for the first quarter of fiscal 2017 was $2.2 million compared to $7.9 million in the same period last year. Adjusted EBITDA for the fourth quarter of fiscal 2016 was $0.9 million. Adjusted EBITDA, which is not a measure determined in accordance with United States generally accepted accounting principles (“GAAP”), is defined and reconciled to reported net income and cash provided by operating activities in the accompanying financial tables.

Rob Capps, Co-CEO, stated, “Despite the challenging environment, we were pleased to deliver positive Adjusted EBITDA and cash flow from operating activities as our first quarter unfolded essentially as we discussed on our last conference call. Our equipment leasing business continues to be impacted by the uncertainty of commodity prices, reduced demand for leased equipment and excess available equipment in most markets. This reduced activity had an impact on essentially all areas of our land rental business. The winter seasons in both Canada and Russia did not generate any pick-up in activity and were quite weak due to low oil prices and the impact of the strong dollar versus the ruble on Russian activity.

“Despite the continuing low activity in the seismic markets, we believe there are renewed pockets of opportunities in areas such as Europe and Latin America. We anticipate some increased activity in certain areas of Europe through the balance of fiscal 2017. We are also experiencing some increased activity in Latin America, where we are bidding on several projects.

“Marine leasing activity remained soft during the first quarter due to ongoing consolidation in the industry and the overall decline in seismic exploration activity. As a result of the oversupply of available equipment, we do not currently anticipate any pick-up in marine leasing activity for the remainder of this fiscal year.

“Revenues from our Equipment Manufacturing and Sales segment increased approximately 27% this quarter as compared to last year’s first quarter, due to the addition of Klein Marine Systems. Results from Seamap were essentially flat this quarter compared to the same period last year, despite the on-going downturn in the seismic market. We believe the expansion of Seamap into new markets in Asia and product applications that are not strictly related to oil and gas exploration have helped to offset the effects of the downturn in the oil and gas industry.

“The acquisition of Klein, despite its relatively small size, is, we believe, transformational to Mitcham as it broadens our manufacturing operations and reduces our dependence on the cyclical energy industry. The hydrographic and oceanographic business in which Klein operates is a space we understand well because SAP has been a distributor of Klein products for a number of years. We are pursuing a number of opportunities with commercial and military applications, both internationally and in the United States. We expect revenues from Klein and SAP will be significantly higher over the balance of fiscal 2017 versus that indicated by first quarter results.

“Operationally, we have significantly reduced our cost structure over the past 12 months, although we have added general and administrative costs related to Klein that were not present in last year’s first quarter. We continue to look for ways to streamline our operations and scale our operations to meet the requirements of our changing markets. Cash flow from operating activities was over $1.7 million during the first quarter. We reduced our outstanding indebtedness by approximately $2.7 million during the first quarter and our net debt was approximately $15.4 million at the end of the quarter.

“We currently anticipate a stronger second half in our Equipment Manufacturing and Sales segment driven by scheduled deliveries and improved visibility into oceanographic and hydrographic opportunities. Visibility for our leasing segment is less clear due to the ongoing challenges in the oil and gas industry. However, we have received increases in inquiries from certain areas, such as Europe and Latin America, and recent increases in oil prices are cause for optimism that we are seeing the bottom of this cycle. Overall, our increased diversification away from oil and gas, along with the better visibility of our manufacturing operations, are the main reasons behind our current expectations for an improved second half of our 2017 fiscal year.

“We have recently completed a public offering of 9.0% cumulative preferred stock that resulted in net proceeds to us of just over $7.0 million. This additional capital enhances our financial flexibility and will help us take advantage of opportunities that may arise.”

FISCAL 2017 FIRST QUARTER RESULTS

Total revenues for the first quarter of fiscal 2017 were $11.7 million compared to $17.1 million in the same period last year. A significant portion of our revenues is typically generated from geographic areas outside the United States. The percentage of revenues from international customers was approximately 77% in the first quarter of fiscal 2017 compared to approximately 73% in last year’s first fiscal quarter. Equipment manufacturing and sales increased 28% to $7.2 million in the first quarter of fiscal 2017 compared to $5.6 million in last year’s first quarter The first quarter sales consisted of approximately $4.9 million of Seamap equipment, $1.8 million in sales from Klein and $0.5 million by SAP.

Equipment leasing revenues for the first quarter of fiscal 2017, excluding lease pool equipment sales, were $3.6 million compared to $11.2 million in the same period last year. The year-over-year decrease in first quarter equipment leasing revenues was primarily driven by a major reduction in exploration activity due to depressed oil prices, especially in Russia, Canada, and Latin America.

Lease pool and other equipment sales were $0.9 million in the first quarter of fiscal 2017, compared to $0.4 million in the first quarter a year ago.

Lease pool depreciation expense in the first quarter of fiscal 2017 decreased to $6.9 million from $7.6 million in the same period a year ago, mainly due to the reduction in lease pool purchases in fiscal 2015 and 2016.

General and administrative expenses increased to $5.3 million in the first quarter of fiscal 2017 versus $4.9 million in the first quarter of fiscal 2016, due to the effect of the Klein acquisition partially offset by the cost reduction efforts implemented during fiscal 2016.

CONFERENCE CALL

We have scheduled a conference call for Thursday, June 9 at 9:00 a.m. Eastern Time to discuss our fiscal 2017 first quarter results. To access the call, please dial (412) 902-0030 and ask for the Mitcham Industries call at least 10 minutes prior to the start time. Investors may also listen to the conference live on the Mitcham Industries corporate website, http://www.mitchamindustries.com, by logging onto the site and clicking “Investor Relations.” A telephonic replay of the conference call will be available through June 23, 2016 and may be accessed by calling (201) 612-7415 and using passcode 13637110#. A webcast archive will also be available at http://www.mitchamindustries.com shortly after the call and will be accessible for approximately 90 days. For more information, please contact Donna Washburn at Dennard Lascar Associates (713) 529-6600 or email dwashburn@dennardlascar.com.

About Mitcham Industries

Mitcham Industries, Inc. provides equipment to the geophysical, oceanographic and hydrographic industries. Headquartered in Huntsville, Texas, Mitcham has a global presence with operating locations in Salem, New Hampshire; Calgary, Canada; Brisbane, Australia; Singapore; Ufa, Bashkortostan, Russia; Budapest, Hungary; Lima, Peru; Bogota, Colombia and the United Kingdom. Through its Leasing Segment, Mitcham believes it is the largest independent provider of exploration equipment to the seismic industry. Mitcham’s worldwide Equipment Manufacturing and Sales Segment includes its Seamap business, which designs, manufactures and sells specialized seismic marine equipment and Klein Marine Systems, Inc. which develops and manufactures high performance side scan sonar systems.

Certain statements and information in this press release concerning results for the quarter ended April 30, 2016 may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. All comments concerning our expectations for future revenues and operating results are based on our forecasts of our existing operations and do not include the potential impact of any future acquisitions. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections.

For additional information regarding known material factors that could cause our actual results to differ from our projected results, please see our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publically update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

Tables to Follow

MITCHAM INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)
(unaudited)

	For the Three Months Ended April 30,
	2016	2015
Revenues:
Equipment leasing	$3,608	$11,179
Lease pool and other equipment sales	935	357
Equipment manufacturing and sales	7,188	5,606

Total revenues	11,731	17,142

Cost of sales:
Direct costs — equipment leasing	752	1,367
Direct costs — lease pool depreciation	6,873	7,638
Cost of lease pool and other equipment sales	451	214
Cost of equipment manufacturing and sales	4,021	3,347

Total cost of sales	12,097	12,566

Gross (loss) profit	(366)	4,576
Operating expenses:
General and administrative	5,313	4,896
Depreciation and amortization	652	637

Total operating expenses	5,965	5,533

Operating loss	(6,331)	(957)
Other (expense) income:
Interest, net	(264)	(221)
Other, net	451	786

Total other income	187	565

Loss before income taxes	(6,144)	(392)
(Provision) benefit for income taxes	(299)	155

Net loss	$(6,443)	$(237)

Net loss per common share:
Basic	$(0.53)	$(0.02)

Diluted	$(0.53)	$(0.02)

Shares used in computing net (loss) income per common share:
Basic	12,059	12,018
Diluted	12,059	12,018

MITCHAM INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	For the Three Months
	Ended April 30,
	2016	2015
Cash flows from operating activities:
Net loss	$(6,443)	$(237)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	7,558	8,307
Stock-based compensation	247	281
Provision for inventory obsolescence	43	45
Gross profit from sale of lease pool equipment	(491)	(129)
Excess tax benefit from exercise of non-qualified stock options and restricted shares	—	(12)
Deferred tax benefit	(497)	(347)
Changes in working capital items:
Trade accounts and contracts receivable	2,809	(2,839)
Inventories	297	(850)
Prepaid expenses and other current assets	(250)	3,277
Income taxes payable	640	(533)
Accounts payable, accrued expenses, other current liabilities and deferred revenue	(2,044)	253
Foreign exchange gains net of losses	(119)	(778)

Net cash provided by operating activities	1,750	6,438

Cash flows from investing activities:
Purchases of seismic equipment held for lease	(522)	(73)
Purchases of property and equipment	(82)	(88)
Sale of used lease pool equipment	906	227

Net cash provided by investing activities	302	66

Cash flows from financing activities:
Net payments on revolving line of credit	(1,950)	(5,000)
Payments on term loan and other borrowings	(804)	(952)
Net proceeds from short-term investments	—	184
Excess tax benefit from exercise of non-qualified stock options and restricted shares	—	12

Net cash used in financing activities	(2,754)	(5,756)
Effect of changes in foreign exchange rates on cash and cash equivalents	(707)	304

Net change in cash and cash equivalents	(1,409)	1,052
Cash and cash equivalents, beginning of period	3,769	5,175

Cash and cash equivalents, end of period	$2,360	$6,227

Mitcham Industries, Inc.

Reconciliation of Net Loss and Net Cash Provided by Operating Activities to EBITDA

	For the Three Months Ended
	April 30,
	2016	2015
		(in thousands)
Reconciliation of Net loss to EBITDA and Adjusted EBITDA
Net loss	$(6,443)	$(237)
Interest expense, net	264	221
Depreciation and amortization	7,558	8,307
Provision (benefit) for income taxes	299	(155)

EBITDA (1)	1,678	8,136
Non-cash foreign exchange gains	(174)	(759)
Stock-based compensation	247	281
Cost of lease pool sales	415	214

Adjusted EBITDA (1)	$2,166	$7,872

Reconciliation of Net cash provided by operating activities to EBITDA
Net cash provided by operating activities	$1,750	$6,438
Stock-based compensation	(247)	(281)
Changes in trade accounts, contracts and notes receivable	(2,809)	2,839
Provision for inventory	(43)	(45)
Interest paid	338	228
Taxes paid , net of refunds	151	796
Gross profit from sale of lease pool equipment	491	129
Changes in inventory	(297)	850
Changes in accounts payable, accrued expenses and other current liabilities and deferred revenue	2,044	(253)
Changes in prepaid expenses and other current assets	250	(3,277)
Foreign FX losses	119	778
Other	(69)	(66)

EBITDA (1)	$1,678	$8,136

(1) EBITDA is defined as net income before (a) interest income and interest expense, (b) provision for (or benefit from) income taxes and (c) depreciation and amortization. Adjusted EBITDA excludes non-cash foreign exchange gains and losses, non-cash costs of lease pool equipment sales, certain non-recurring contract settlement costs, impairment of intangible assets and stock-based compensation. This definition of Adjusted EBITDA is consistent with the definition in the Credit Agreement. We consider EBITDA and Adjusted EBITDA to be important indicators for the performance of our business, but not measures of performance or liquidity calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). We have included these non-GAAP financial measures because management utilizes this information for assessing our performance and liquidity, and as indicators of our ability to make capital expenditures, service debt and finance working capital requirements. The Credit Agreement contains financial covenants based on EBITDA or Adjusted EBITDA. Management believes that EBITDA and Adjusted EBITDA are measurements that are commonly used by analysts and some investors in evaluating the performance and liquidity of companies such as us. In particular, we believe that it is useful to our analysts and investors to understand this relationship because it excludes transactions not related to our core cash operating activities. We believe that excluding these transactions allows investors to meaningfully trend and analyze the performance of our core cash operations. EBITDA and Adjusted EBITDA are not measures of financial performance or liquidity under GAAP and should not be considered in isolation or as alternatives to cash flow from operating activities or as alternatives to net income as indicators of operating performance or any other measures of performance derived in accordance with GAAP. In evaluating our performance as measured by EBITDA, management recognizes and considers the limitations of this measurement. EBITDA and Adjusted EBITDA do not reflect our obligations for the payment of income taxes, interest expense or other obligations such as capital expenditures. Accordingly, EBITDA and Adjusted EBITDA are only two of the measurements that management utilizes. Other companies in our industry may calculate EBITDA or Adjusted EBITDA differently than we do and EBITDA and Adjusted EBITDA may not be comparable with similarly titled measures reported by other companies.

Mitcham Industries, Inc
Segment Operating Results
(in thousands)
(unaudited)

	For the Three Months
	Ended
	April 30,
	2016	2015
Revenues:
Equipment Leasing	$4,543	$11,536
Equipment Manufacturing and Sales	7,220	5,675
Inter-segment sales	(32)	(69)

Total revenues	11,731	17,142

Cost of sales:
Equipment Leasing	8,076	9,252
Equipment Manufacturing and Sales	4,058	3,396
Inter-segment costs	(37)	(82)

Total cost of sales	12,097	12,566

Gross (loss) profit	(366)	4,576
Operating expenses:
General and administrative	5,313	4,896
Depreciation and amortization	652	637

Total operating expenses	5,965	5,533

Operating loss	$(6,331)	$(957)

Equipment Leasing Segment:
Revenue:
Equipment leasing	$3,608	$11,179
Lease pool equipment sales	906	227
Other equipment sales	29	130

	4,543	11,536
Cost of sales:
Direct costs-equipment leasing	752	1,367
Lease pool depreciation	6,873	7,671
Cost of lease pool equipment sales	415	97
Cost of other equipment sales	36	117
	8,076	9,252

Gross (loss) profit	$(3,533)	$2,284

Gross (loss) profit %	(78)%	20%
Manufacturing and Equipment Sales Segment:
Revenues:
Seamap	$4,919	$5,115
Klein	2,136	—
SAP	480	560
Intra-segment sales	(315)	—

	7,220	5,675
Cost of sales:
Seamap	2,539	2,988
Klein	1,471	—
SAP	363	408
Intra-segment sales	(315)	—

	4,058	3,396

Gross profit	$3,162	$2,279
Gross profit %	44%	40%

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